Exhibit 10.44

VEREIT, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016

February 23, 2016

Ms. Lauren Goldberg
23 W. 73rd Street, #508
New York, NY 10023

RE: Terms of Employment

Dear Ms. Goldberg:

The following sets forth an amendment to the terms and conditions of your employment (the “Amendment”) with VEREIT, Inc. (the “Company”), as set forth in your employment agreement dated May 21, 2015, which became effective as of May 26, 2015 (the “Agreement”). The definition of “Good Reason” contained in the Agreement is hereby replaced in its entirety by the following:

“Good Reason” means (i) a reduction in your Base Salary or Target Bonus percentage, (ii) a reduction in your title or a material diminution in your duties, responsibilities or authorities, or (iii) the relocation of your primary place of employment to a location that is more than 50 miles from the location of the Company’s offices in New York, New York, as of the date hereof; provided that no event will constitute Good Reason unless (A) you have given the Company written notice setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days of the first date on which you have knowledge of such conduct, and (B) the Company fails to cure such conduct within thirty (30) days following the date on which such written notice is provided.

The Agreement remains in full force and effect in all other respects.

Sincerely,

/s/ Glenn Rufrano
Glenn Rufrano
Chief Executive Officer
VEREIT, Inc.

Accepted By:

/s/ Lauren Goldberg
Lauren Goldberg